EXHIBIT 10.7

February 28, 2025

Mr. David M. Cote

By email

Dear David:

In connection with the spin-off (the “Spin-Off”) of Resolute Holdings Management, Inc. (“Resolute Holdings”) to shareholders of CompoSecure, Inc. (“CompoSecure”), I am pleased to confirm our offer to you to become the Executive Chairman of Resolute Holdings and assume the roles and positions described below. Following the Spin-Off, your employment will transfer to Resolute Holdings, while you continue to provide services and dedicate time to CompoSecure in your current role as Executive Chairman and Co-Chief Investment Officer. The effective date of your employment with Resolute Holdings will be the effective date of the Spin-Off (the “Effective Date”), subject to the terms and conditions of this amended and restated letter agreement (this “letter”). You will also serve as a director on the board of directors of Resolute Holdings (the “Resolute Board”) and will remain a director on the board of directors of CompoSecure (the “CompoSecure Board”). “Company”, as used in this letter, refers to CompoSecure, with respect to any services provided to CompoSecure and its subsidiaries, and Resolute Holdings, with respect to any services provided to Resolute Holdings and its subsidiaries, as applicable.

ROLES, DUTIES & RESPONSIBILITIES

You will have duties, responsibilities and obligations customarily assigned to similarly situated executives at comparable businesses, as reasonably and mutually determined by you and the CompoSecure Board or the Resolute Board, as applicable. You will report to the CompoSecure Board or the Resolute Board, as applicable.

During the Term (as defined in Exhibit A), your principal office will be based in Anna Maria, FL.

You will continue to be entitled to the following compensation and benefits package, as approved by the Compensation Committee of the Resolute Board.

COMPENSATION

Base Salary. As of the Effective Date, your annual base salary will be $750,000, which will be paid by Resolute Holdings.

Annual Bonus. You will be eligible, in the discretion of the Resolute Board, to receive an annual performance-based bonus with a target of 125% of base salary, which will be paid by Resolute Holdings; eligibility for the annual performance-based bonus started when you initially commenced employment with CompoSecure.

Annual Equity Awards. The equity grant in the form of options to purchase common stock of CompoSecure (the “Options”) that you received in connection with your offer of employment with CompoSecure will continue to vest under the terms of the CompoSecure, Inc. 2021 Incentive Equity Plan (as amended) and the applicable option award agreement in connection with your consultant and advisor services to CompoSecure, Inc. The vesting of the Options will accelerate upon a termination of service without Cause, a termination due to death or disability or resignation for Good Reason (each, as defined in Exhibit A hereto); provided, however, that the transfer of your employment to Resolute Holdings pursuant to this letter shall not be deemed a termination of service for purposes of the accelerated vesting or forfeiture under the applicable option award agreement and shall be adjusted as further described in the Separation and Distribution Agreement by and between CompoSecure and Resolute Holdings. You will remain eligible for annual grants of Options or other equity incentive awards as determined by CompoSecure or Resolute Holdings, as applicable.

You will not be entitled to any additional compensation with respect to your service as a director on the CompoSecure Board or the Resolute Board.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

□	Benefits: You will be eligible to participate in substantially the same plans and programs made available by CompoSecure prior to the Spin-Off, and Resolute Holdings following the Spin-Off, to its employees generally from time to time in accordance with their terms.

□	Vacation: You will be entitled to four weeks of paid vacation per calendar year.

□	Severance: You will not be entitled to any severance cash payments or benefits following termination of your employment for any reason.

□	Expenses: You will be reimbursed for your validly incurred reasonable business expenses upon the proper completion and timely submission of requisite forms and receipts to the Company in accordance with the Company’s business expense reimbursement policy.

CONFIDENTIALITY & INTELLECTUAL PROPERTY

Disclosure of Confidential Information. You agree that you will, and will direct your attorneys, accountants, auditors, trustees, consultants, trustees, affiliates, advisors and family members (collectively, “Representatives”), as applicable, who have access to Confidential Information (as defined in Exhibit A hereto) to keep strictly confidential and not disclose any Confidential Information without the express consent of the Company, unless one or more of the following circumstances applies, in which case, you will, and will direct your Representatives to, disclose only the amount of Confidential Information required to be disclosed in order to satisfy such circumstance(s):

(i)	such disclosure will be required by applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any bank or insurance regulatory authority having jurisdiction over such party;
(ii)	such disclosure is requested by a governmental authority;
(iii)	such disclosure is reasonably required in connection with any tax audit involving the Company or any of its affiliates; or
(iv)	such disclosure is reasonably required in connection with any litigation against or involving the Company or any of its affiliates.

You acknowledge and agree that Confidential Information may be used by you and your Representatives only in connection with matters of the Company.

Notwithstanding anything to the contrary herein, nothing in this letter will prohibit you from (i) making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, and (iii) disclosing any trade secret (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; nothing herein will require notification to, or prior approval by, the Company of any reporting described in the preceding clauses (i), (ii) and (iii).

Works. You acknowledge that your work on and contributions to documents, programs, methodologies, protocols and other expressions in any tangible medium (including, without limitation, all business ideas and methods, inventions, innovations, developments, procedures or processes, market research, databases and other works of authorship) which have been or will be prepared by you, or to which you have contributed or will contribute, in connection with your services to CompoSecure or Resolute Holdings (collectively, “Works”), are and will be within the scope of your employment and part of your duties and responsibilities. You agree that you hereby assign, grant and deliver exclusively and throughout the world to Resolute Holdings all rights, titles and interests in and to any such Works.

RESTRICTIVE COVENANTS

Investment Opportunities. You hereby agree that if an investment opportunity is presented to you and you believe in good faith such investment opportunity may be appropriate for the Company and/or its affiliates, then you will first offer such investment opportunity to the Company and/or its affiliates, and not pursue such investment opportunity unless the Company affirmatively declines to pursue such investment opportunity. You hereby agree that following your permanent disability, voluntary retirement or departure from the Company, you will not pursue any such transaction or investment opportunity or any other transaction or investment opportunity that you became aware of or that was otherwise discussed prior to the effective date of such departure.

ADDITIONAL PROVISIONS

Section 409A. The intent of the parties is that the payments and benefits under this letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this letter will be interpreted to be in compliance therewith. You agree that you will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this letter (including any taxes, interest and penalties under Section 409A), and the Company will not have an obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

Section 280G. If a change in control of the Company occurs and any payment or benefit made under this letter or any other agreements providing you rights to compensation or equity would constitute a “parachute payment” within the meaning of Section 280G of the Code, each payment or benefit will be reduced to the maximum amount that does not trigger the excise tax under Section 4999 of the Code unless you would be better off (on an after-tax basis) receiving all payments and benefits and paying all excise and income taxes.

Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this letter such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

Cooperation. You agree that upon termination of employment for any reason, you will reasonably cooperate in assuring an orderly transition of all matters being handled by you and will assist in any litigation proceedings if reasonably requested by the Company.

Representations. In accepting this letter, you represent as follows: (i) you are not subject to any employment agreement or non-compete obligation that would preclude the Company from employing or engaging you in your position; (ii) you will not disclose to the Company or otherwise use any trade secrets or proprietary information from your prior places of employment, other than those trade secrets transferred from CompoSecure to Resolute Holdings in connection with the Spin-Off; and (iii) you will not refer to or otherwise solicit for employment at the Company any former coworkers or others in contravention of any non-solicitation obligations still in effect.

Counterparts. This letter may be executed in any number of counterparts, each of which will be deemed an original as against any party whose signature appears thereon, and all of which together will constitute one and the same instrument.

Modification. This letter may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this letter, which agreement is executed by both of the parties hereto.

Governing Law. This letter will be governed by and construed in accordance with the laws of the United States and the State of Delaware applicable to contracts made and to be performed wholly therein, and without regard to the conflicts of laws principles that would result in the application of the laws of another jurisdiction.

Entire Agreement. This letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment or engagement with the Company or any of its affiliates, and contains the entire agreement between you and the Company regarding your employment or engagement with the Company.

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ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it via Adobe.

RESOLUTE HOLDINGS MANAGEMENT, INC.

/s/ Thomas R. Knott
Thomas R. Knott
Chief Executive Officer

COMPOSECURE, L.L.C.

/s/ Jonathan Wilk
Jonathan Wilk
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ David M. Cote
David M. Cote

February 28, 2025
Date

Signature Page to Offer Letter

EXHIBIT A

DEFINITIONS

“Cause” will mean:

(i)	your conviction (after all appeals have been exhausted), guilty plea, or plea of nolo contendere of or to, a felony charge;
(ii)	your conviction (after all appeals have been exhausted), guilty plea, or plea of nolo contendere of or to, a crime involving fraud or embezzlement that causes material harm to Resolute Holdings or its stockholders; or
(iii)	willful and continued abuse or neglect of your position that exists for thirty (30) days after a majority of the Resolute Board delivers to you written demand that such abuse or neglect by you of your position cease and desist, where such written demand specifically identifies the manner in which such majority of the Resolute Board believes that you have so abused or neglected your position.

For purposes hereof, no act or failure to act on your part will be considered “willful abuse or neglect” unless done or omitted to be done by you in bad faith or without a reasonable belief that such act or omission was consistent with your responsibilities and in the best interest of Resolute Holdings.

“Confidential Information” will mean all non-public information concerning the Company, its subsidiaries and affiliates and their respective investment advisors and/or consultants, or any past and present officers, directors, partners, members, shareholders, employees, business partners, attorneys, representatives, agents, predecessors, successors and assigns of the foregoing, in each case, in whatever form such information is received, which includes, without limiting the generality of the foregoing, information that is stored in documents, text, text messages, pictures, videos or voice recordings. Confidential Information includes, but is not limited to, the following:

(i)	performance of the businesses managed by the Company and its subsidiaries and/or affiliates, the strategies or techniques utilized by the foregoing, and the substance of any conversations concerning the analysis undertaken, actions taken or opinions expressed by personnel of the foregoing;
(ii)	compensation of personnel of the Company and its subsidiaries and/or affiliates and financial information with respect to any of the foregoing;
(iii)	proprietary technology, uses and techniques utilized within the Company and its subsidiaries and/or affiliates, including source code, related algorithms, the form and format of output and their use and application within the Company and its subsidiaries and/or affiliates;
(iv)	training materials developed by and/or provided to the Company and its subsidiaries and/or affiliates;
(v)	the financial performance of the Company and its subsidiaries and/or affiliates, including their respective revenues, expenses and earnings (to the extent not publicly disclosed);
(vi)	any “trade secret” (as defined by applicable state law); and
(vii)	any other information that you acquire as a result of your employment and that you have a reasonable basis to believe the Company would not want disclosed to a competitor, the general public or any person that is not an employee of the Company and its subsidiaries and/or affiliates.

Confidential Information will not include information that (x) is already available through publicly available sources of information (other than as a result of disclosure by you in violation of this letter); (y) was available to you on a non-confidential basis prior to its disclosure; or (z) becomes available to you on a non-confidential basis from a third-party.

A-1

“Good Reason” means any of the following actions taken by Resolute Holdings without your express written consent:

(i)	any material reduction in your annual base salary, annual bonus opportunity or total compensation opportunity;
(ii)	any material diminution of your duties, responsibilities, authority, positions or titles;
(iii)	Resolute Holdings requiring you to be based at any location more than a 30 mile radius from your primary office for Resolute Holdings; or
(iv)	any material breach by Resolute Holdings of any material term or provision of this letter;

provided, however, that none of the events described in the foregoing clauses will constitute Good Reason unless you have notified Resolute Holdings in writing describing the events that constitute Good Reason within 30 calendar days following the first occurrence of such events and then only if Resolute Holdings fails to cure such events within 30 calendar days after the receipt of such written notice, and you will have terminated your employment with Resolute Holdings promptly following the expiration of such cure period.

“Term” will mean the period starting on the Effective Date and ending upon termination of your employment by you or by Resolute Holdings for any reason.

A-2